UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2012

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Dominik Beck as President and Chief Executive Officer

On August 28, 2012, IRIDEX Corporation (the “Company”) announced that Dominik Beck’s employment as the President and Chief Executive Officer of the Company ceased effective as of August 24, 2012.

(c)	Appointment of William M. Moore as Interim President and Chief Executive Officer

On August 28, 2012, the Company announced that the Board of Directors (the “Board”) appointed William M. Moore, age 63, as the Company’s interim President and Chief Executive Officer, effective as of such date.

The Compensation Committee of the Board is working with Mr. Moore to agree upon the compensation to be received by Mr. Moore in his role as interim President and Chief Executive Officer.

Mr. Moore currently serves, and will continue to serve during his tenure as interim Chief Executive Officer, as Chairman of the Board of the Company and has served as a director of the Company since September 2007. Mr. Moore also currently serves on the board of directors of Natus Medical Incorporated, a public company he co-founded in 1990 and for which he served as CEO until 1993. Natus Medical Incorporated is a provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and certain newborn conditions. Mr. Moore served as a consultant to BlueLine Partners, a private equity firm, from February 2004 until June 2008. From February 2008 until June 2010, Mr. Moore served on the board of directors of Urologix, Inc., a public company that develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. From February 2006 to February 2008, Mr. Moore served on the board of directors of Criticare Systems, Inc. a public company that develops, manufactures and markets patient monitoring systems and accessories used in anesthesia, critical care, medical transport and outpatient care settings. From March 2003 until February 2004, Mr. Moore was a general partner of Alpine Partners, a venture capital firm. Mr. Moore served as CEO of Metasensors, Inc., a medical device company, from 1998 to March 2003. Mr. Moore holds a B.S. in Business from the University of Utah.

There are no family relationships between Mr. Moore and any executive officers, directors, or other employees of the Company. Mr. Moore has no material interests in any transactions or proposed transactions with the Company.

Appointment of James Mackaness as Chief Operating Officer

On August 28, 2012, the Company announced that the Board appointed James Mackaness, age 48, as the Company’s Chief Operating Officer, effective as of such date, in addition to Mr. Mackaness’s continuing role as the Company’s Chief Financial Officer.

The Compensation Committee of the Board is working with Mr. Mackaness to agree upon the compensation to be received by Mr. Mackaness in his role as Chief Financial Officer and Chief Operating Officer.

Mr. Mackaness joined the Company in January 2008 as Chief Financial Officer and will now serve as the Company’s Chief Financial Officer and Chief Operating Officer. Prior to his appointment with the Company, from September 2001 to December 2007, Mr. Mackaness served as Chief Financial Officer and Vice President of Finance of NextHop Technologies, Inc., a networking wireless technology company. Prior to that, Mr. Mackaness served as Vice President, Finance and Chief Financial Officer of Infogear Technologies Corporation and held senior management positions at Cisco Systems, Inc. and Ernst & Young LLP. Mr. Mackaness received his B.A. with honors in Psychology from the University of Warwick, England and is a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales.

There are no family relationships between Mr. Mackaness and any executive officers, directors, or other employees of the Company. Mr. Mackaness has no material interests in any transactions or proposed transactions with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ JAMES H. MACKANESS
James H. Mackaness
Chief Financial Officer and Chief Operating Officer

Date: August 28, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 28, 2012.